EXHIBIT 99.1

For Immediate Release
Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Cash Dividend

Dallas, Texas, May 16, 2007—Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that its Board of Directors declared a cash dividend of $0.03 per share of its common stock.  The dividend will be paid on June 12, 2007 to shareholders of record as of May 24, 2007.

About FFEX
Frozen Food Express Industries, Inc. is a carrier of perishable goods (primarily food products, health care supplies and confectionery items).  Our services extend from Canada, throughout the 48 contiguous United States, into Mexico. We are the only refrigerated trucking company serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Our refrigerated less-than-truckload operation is also the largest on the North American continent. We also provide full-truckload transportation of non-temperature-sensitive goods through our American Eagle Lines fleet. Additional information about Frozen Food Express Industries, Inc. can be found at our web site, http://www.ffex.net